EXHIBIT 99.1
JOINT FILING AGREEMENT and POWER OF ATTORNEY

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 of the Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

Each of the undersigned hereby makes, constitutes, and appoints Jay Martin, and each of them acting alone, their true and lawful attorney-in-fact, with full power of substitution and resubstitution, for it in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments to this Schedule 13G, together with exhibits to any such amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date first written above.

Date: June 24, 2010

HERITAGE ASSURANCE ADVISORS, LLC By: /s/ Jay Martin Its: Managing Member
HERITAGE ASSURANCE PARTNERS, L.P. By: HERITAGE ASSURANCE ADVISORS, LLC, General Partner By: /s/ Jay Martin Its: Managing Member
/s/ Jay Martin Jay Martin